Exhibit 10.4
Execution Version

FORM OF SEVENTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
WHEELS UP PARTNERS HOLDINGS LLC
DATED
JULY 13, 2021

i

ii

FORM OF SEVENTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
WHEELS UP PARTNERS HOLDINGS LLC
This SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the Exhibits and Schedules attached hereto and as amended, supplemented, restated or otherwise modified from time to time in accordance with this LLC Agreement, this “LLC Agreement”) of Wheels Up Partners Holdings LLC, a Delaware limited liability company (the “Company”), is entered into as of July 13, 2021, by and among Wheels Up Experience Inc. (previously known as Aspirational Consumer Lifestyle Corp.), a Delaware corporation (“PubCo”), as a Member and the Managing Member as of the date hereof, Wheels Up Blocker Sub LLC, a Delaware limited liability company (“Wheels Up Blocker Sub”), as a Member, Wheels Up MIP LLC, a Delaware limited liability company (“MIP LLC”), as a Member, Wheels Up MIP RI LLC, a Delaware limited liability company (“MIP RI LLC”), as a Member, and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act. Capitalized terms used in this LLC Agreement shall have the respective meanings set forth in Section 1.1.
RECITALS
WHEREAS, the sole member of the Company entered into a Limited Liability Company Agreement, dated as of July 1, 2013 (the “Original Agreement”), for purposes of defining and expressing all of its rights and obligations with respect to the formation and operation of the Company as a limited liability company;
WHEREAS, the Original Agreement was amended and restated by (i) the Amended and Restated Limited Liability Company Agreement, dated as of August 15, 2013, (ii) the Second Amended and Restated Limited Liability Company Agreement, dated as of October 22, 2013, (iii) the Third Amended and Restated Limited Liability Company Agreement, dated as of September 18, 2015, (iv) the Fourth Amended and Restated Limited Liability Company Agreement, dated as of June 22, 2017, (v) the Fifth Amended and Restated Limited Liability Company Agreement, dated as of May 16, 2019, and (vi) the Sixth Amended and Restated Limited Liability Company Agreement, dated as of January 17, 2020 (the “Existing LLC Agreement”);
WHEREAS, on February 1, 2021, the Company, PubCo, KittyHawk Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and the other parties thereto entered into that certain Agreement and Plan of Merger (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other things, as of the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving as a Subsidiary of PubCo, and MIP LLC and MIP RI LLC will receive the number of PI Units and/or EO Units, as applicable, set forth next to such Member’s name with the Hurdle Amount on Exhibit A hereto, and MIP RI LLC will receive a number of shares of Class A

Common Stock of PubCo, in accordance with and subject to the terms and conditions set forth in the Merger Agreement;
WHEREAS, prior to the Effective Time, the Company Equityholder Approvals (as defined in the Merger Agreement) have been obtained with respect to the transactions contemplated by the Merger Agreement, including the amendment and restatement of the Existing LLC Agreement in its entirety at and as of the Effective Time as reflected herein; and
WHEREAS, following the Effective Time, each Vested Unit may be exchanged for Class A Common Stock of PubCo in accordance with the terms and conditions of this LLC Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this LLC Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
Article I.
DEFINITIONS
Section 1.1    Definitions. As used in this LLC Agreement and the Schedules and Exhibits attached to this LLC Agreement, the following definitions shall apply:
“Act” means the Delaware Limited Liability Company Act, as amended.
“Action” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Adjusted Basis” has the meaning given to such term in Section 1011 of the Code.
“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Taxable Year or other taxable period, with the following adjustments:
(a)    credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and
(b)    debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advancement of Expenses” has the meaning set forth in Section 7.4(b).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.
“Applicable Participation Threshold” means with respect to any PI Unit, the applicable “Participation Threshold” as defined and set forth in the award agreement pursuant to which such PI Unit is granted, which, for the avoidance of doubt, shall equal the value of the Company on the date on which such PI Unit is issued. For purposes of this definition, the term “PI Units” shall include (and such PI Units shall be treated as a continuation of) the Profits Interests that were issued to MIP LLC prior to the date hereof (and which were converted to PI Units pursuant to the Merger Agreement).
“Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual resident in New York City, New York (or if the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a U.S. corporation is higher, such combined corporate income tax rate), in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account (a) the character of any income, gains, deductions, losses or credits, the deductibility of state income taxes (provided, that, for administrative convenience, it shall be assumed that no portion of any state or local taxes shall be deductible for so long as the limitation set forth in Section 164(b)(6)(B) of the Code as of the date hereof remains applicable), and (b) deductions under Code Section 199A, as applicable. The Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.
“Audit” has the meaning set forth in Section 10.4(b).
“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) as amended by the Bipartisan Budget Act of 2015, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.
“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.
“Board” means the board of directors of PubCo, as constituted at any given time.
“Business” means the business of operating a membership based private aviation program and any other principal business activity of the Company.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4.
“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company by such Member, net of any liabilities assumed by the Company for such Member in connection with such contribution, as set forth from time to time in the books and records of the Company. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.
“Cash Available for Tax Distributions” has the meaning set forth in Section 6.2(a).
“Cash Election” has the meaning set forth in Section 4.6(a)(iv).
“Cash Election Notice” has the meaning set forth in Section 4.6(a)(iv).
“Cash Exchange Payment” means with respect to a particular Exchange for which PubCo has elected to make a Cash Exchange Payment in accordance with Section 4.6(a)(iv) an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchange Member in the Exchange for that portion of the PI Units and/or EO Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such Units, and (y) the Class A Closing Price as of the Exchange Notice Date;
“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than PubCo or its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in PubCo or the Company or any of their respective Subsidiaries (other than as a result of any Exchange), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of PubCo or the Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of PubCo, the Company or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of PubCo or the Company to any Person.
“Class A Closing Price” means, with respect to any date of determination, (a) the closing price of a share of Class A Common Stock on such date or, if such date is not a Trading Day, on the most recent Trading Day, as reported on bloomberg.com, or (b) in the event the shares of Class A Common Stock are not then publicly traded, the fair market value of a share of Class

A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, as determined by the Managing Member in good faith.
“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.
“Common Units” means the Units of the Company constituting limited liability company interests under the Act designated as Common Units herein, with the rights, powers and duties and other terms set forth in this LLC Agreement applicable to such class of Units.
“Company” has the meaning set forth in the preamble to this LLC Agreement.
“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Representative” shall mean the Person designated under this LLC Agreement in its capacity as the “partnership representative” (as such term is defined under the BBA Rules and any analogous provision of state or local tax Law) of the Company and as the “tax matters partner” (to the extent applicable for state and local tax purposes and for U.S. federal income tax purposes for Taxable Years beginning on or before December 31, 2017) of the Company, including, as the context requires, any “designated individual” through whom the Company Representative is permitted by applicable Law to act in accordance with the terms hereof, which Person shall be, as of the Effective Time, PubCo.
“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.
“Department of Transportation” means the United States Department of Transportation and/or the Secretary of Transportation, or any person, governmental department, bureau, authority, commission or agency succeeding to the functions thereof.
“Depreciation” means, for each Taxable Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such

Taxable Year or other taxable period shall be the amount of book basis recovered for such Taxable Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
“Distributable Cash” means, as of any relevant date on which a determination is being made by the Managing Member regarding a potential distribution pursuant to Section 6.1(a), the amount of cash reasonably determined by the Managing Member to be available for any such distribution.
“Distribution Catch-Up Payment” has the meaning set forth in Section 6.1(a).
“Distribution Catch-Up Period” means, with respect to any EO Unit, the period beginning at the Effective Time and ending on the date such EO Unit becomes Vested.
“Effective Time” has the meaning set forth in the Merger Agreement.
“Effective Time Company Fully Diluted Shares” has the meaning set forth in the Merger Agreement.
“EO Aggregate Exchanged Amount” means, with respect to any number of Vested EO Units being Exchanged, a number of shares of Class A Common Stock determined as follows:
(a)    With respect to any Vested EO Units that Vested upon the occurrence of the First Tier Vesting Event, a number of shares of Class A Common Stock equal to the product of (i) the aggregate number of such Vested EO Units (that Vested upon the occurrence of the First Tier Vesting Event) and (ii) a fraction, the numerator of which equals (A) the Effective Time Company Fully Diluted Shares, and the denominator of which equals (B) the First Earnout Fully Diluted Shares; plus
(b)    With respect to any Vested EO Units that Vested upon the occurrence of the Second Tier Vesting Event, a number of shares of Class A Common Stock equal to the product of (i) the aggregate number of such Vested EO Units (that Vested upon the occurrence of the Second Tier Vesting Event) and (ii) a fraction, the numerator of which equals (A) the Effective Time Company Fully Diluted Shares, and the denominator of which equals (B) the Second Earnout Fully Diluted Shares; plus
(c)    With respect to any Vested EO Units that Vested upon the occurrence of the Third Tier Vesting Event, a number of shares of Class A Common Stock equal to the product of (i) the aggregate number of such Vested EO Units (that Vested upon the occurrence of the Third Tier Vesting Event) and (ii) a fraction, the numerator of which equals (A) the Effective Time

Company Fully Diluted Shares, and the denominator of which equals (B) the Third Earnout Fully Diluted Shares.
“EO Unit” means the Units of the Company constituting limited liability company interests under the Act designated as EO Units herein, with the rights, powers and duties and other terms set forth in this LLC Agreement applicable to such class of Units.
“Equity Incentive Plan” has the meaning set forth in Section 10.5(b).
“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“ERISA” means the Employee Retirement Security Act of 1974.
“Exchange” means (a) the exchange by the Company of PI Units or EO Units by an Exchange Member for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment or (b) the direct purchase by PubCo of PI Units or EO Units held by an Exchange Member in accordance with a PubCo Call Right, in each case in accordance with Section 4.6.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Blackout Period” means (a) any “black out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the service providers of PubCo and its Subsidiaries holding MIP LLC Profits Interests and/or MIP RI LLC Restricted Interests are subject (or would be subject if such individuals held Class A Common Stock directly), which period would restrict the ability of such service providers to sell shares of Class A Common Stock and (b) the period of time (i) commencing on the date of the declaration of a dividend by PubCo and (ii) ending on the first day following the record date determined by the Board with respect to such dividend declared pursuant to clause (i), which period of time shall be no longer than 10 Business Days.
“Exchange Date” means (a) with respect to an Exchange other than a Special Exchange, the first (1st) Trading Day after the Exchange Notice is given and (b) with respect to an Exchange that is a Special Exchange, the date specified as the Exchange Date in the applicable Exchange Notice (provided that such Exchange Date (i) is at least sixty (60) calendar days after the Exchange Notice is delivered to the Company and (ii) occurs on a Trading Day); provided, that if an Exchange Member delays the consummation of an Exchange by delivering an Exchange Delay Notice, the Exchange Date shall occur on the date that is the first (1st) Trading Day following the date on which the conditions giving rise to such delay cease to exist which shall in no event be prior to the date otherwise determined pursuant to this definition (or such earlier day as the

Managing Member and such Exchange Member may agree in writing); provided, further, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Trading Day following the end of such Exchange Blackout Period; provided further, that to the extent an Exchange is made in connection with an Exchange Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to the Registration Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggyback Registration is completed.
“Exchange Member” means a member of MIP LLC or MIP RI LLC who has validly exercised its Exchange Right in accordance with Section 4.6. For the avoidance of doubt, an Exchange Member shall not be a Member until consummation of the applicable Redemption Right corresponding to an Exchange hereunder (which shall occur immediately prior to such Exchange).
“Exchange Notice” means a written election of Exchange duly executed by an Exchange Member.
“Exchange Notice Date” means (a) with respect to any Exchange Notice in connection with an Exchange other than a Special Exchange, the date such Exchange Notice is given to the Company in accordance with Section 4.6(a)(ii) (b) with respect to a Special Exchange, the Exchange Date.
“Exchange Right” has the meaning set forth in Section 4.6(a)(i).
“Exchanged Units” means, with respect to any Exchange, the PI Units or EO Units being exchanged pursuant to a relevant Exchange Notice; provided, that, such amount of Units shall in no event be less than the Minimum Exchange Amount.
“Existing LLC Agreement” has the meaning set forth in the recitals to this LLC Agreement.
“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member after taking into account such factors as the Managing Member shall reasonably deem appropriate.
“Fiscal Year” means the taxable year of the Company for federal income tax purposes.
“Final Adjudication” has the meaning set forth in Section 7.4(b).
“First Earnout Fully Diluted Shares” has the meaning set forth in the Merger Agreement.
“First Tier Vesting Event” means the occurrence of (i) the “First Earnout Achievement Date” under the Merger Agreement or (ii) the events described in Section 3.4(e)(i) of the Merger Agreement, in each case, subject to the provisions and limitations set forth in Section 3.4 of the Merger Agreement.

“Full Vesting Event” means, with respect to all EO Units, the occurrence of the events described in Section 3.4(e)(iii) of the Merger Agreement.
“GAAP” means United States generally accepted accounting principles at the time.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;
(b)    the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided in this LLC Agreement, as of the following times: (i) the acquisition of a Unit (or additional Units) by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of a Unit (other than a de minimis interest in the Company) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(d)); (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (iv) the liquidation of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1)); (v) the acquisition of a Unit by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (vi) the conversion of any EO Units into Vested EO Units upon the occurrence of a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vii) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options or EO Units are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vii) (other than, if applicable, the noncompensatory options being exercised or the EO Units being converted that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with, or, in the case of outstanding EO Units, in accordance with principles similar to those set forth in, Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)    the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;
(d)    the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this clause to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)    if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.
“HSR Act” has the meaning set forth in Section 4.1(d).
“Hurdle Amount” means, for each Series of PI Unit issued and outstanding and held by MIP LLC as of the date hereof, the Hurdle Amount per Unit set forth on Schedule A. For purposes of this definition, the term “PI Units” shall include (and such PI Units shall be treated as a continuation of) each Series of Profits Interests that were issued to MIP LLC prior to the date hereof and which were converted to a corresponding Series of PI Units pursuant to the Merger Agreement and Section 3.1 of this LLC Agreement.
“Imputed Tax Underpayments” has the meaning set forth in Section 10.4(c).
“Indebtedness” means (a) all indebtedness for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, and (c) all capitalized lease obligations or obligations required to be capitalized in accordance with GAAP.
“Indemnifiable Losses” has the meaning set forth in Section 7.4(a).
“Indemnitee” has the meaning set forth in Section 7.4(a).
“IRS” means the U.S. Internal Revenue Service.
“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Liability” means any debt, liability or obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liquidating Event” has the meaning set forth in Section 11.1.
“Liquidity Limitations” has the meaning set forth in Section 6.2(a).
“LLC Agreement” has the meaning set forth in the preamble to this LLC Agreement.
“Lock-Up Period” has the meaning specified in the Registration Rights Agreement.
“Managing Member” means PubCo, in its capacity as the sole Managing Member of the Company.
“Member” means any Person that executes this LLC Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of all of such Person’s Units.
“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3), as set forth in Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Merger Agreement” is defined in the recitals to this LLC Agreement.
“Merger Sub” is defined in the recitals to this LLC Agreement.
“Minimum Exchange Amount” means the lesser of (a) 5,000 Vested Units and (b) all of the Vested Units then held by the applicable Exchange Member.
“MIP LLC EO Interests” has the meaning set forth in that certain Amended and Restated Profits Interest Agreement, dated as of the date hereof, between MIP LLC and the Company.
“MIP LLC” has the meaning set forth in the preamble to this LLC Agreement.
“MIP LLC Interests” means the MIP LLC Profits Interests and the MIP LLC EO Interests.
“MIP LLC Profits Interests” has the meaning set forth in that certain Amended and Restated Profits Interest Agreement, dated as of the date hereof, between MIP LLC and the Company.

“MIP RI LLC” has the meaning set forth in the preamble to this LLC Agreement.
“MIP RI LLC EO Interests” has the meaning set forth in that certain Amended and Restated Restricted Interest Agreement, dated as of the date hereof between MIP RI LLC and the Company.
“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.
“Non-Citizens” has the meaning set forth in Section 9.2.
“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).
“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).
“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2. The initial Officers are listed on Exhibit B attached hereto.
“Partial Vesting Event” means (a) with respect to 1/3 of any Member’s EO Units held as of the date of a First Tier Vesting Event, the First Tier Vesting Event; and (b) with respect to 1/3 of any Member’s EO Units held as of the date of a Second Tier Vesting Event, the Second Tier Vesting Event; provided, in each case that such First Tier Vesting Event and/or Second Tier Vesting Event is not occurring as part of a Full Vesting Event.
“Party” and “Parties” means, individually or collectively, each Member and the Company.
“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“PI Aggregate Exchanged Amount” means, with respect to any number of Vested PI Units being Exchanged, the quotient (rounded down to the nearest whole number) of (a)(i) the Class A Closing Price as of the Exchange Notice Date multiplied by such number of PI Units, minus (ii) the sum of all applicable Hurdle Amounts for each of such PI Units, divided by (b) the Class A Closing Price as of the Exchange Notice Date.
“PI Units” means the Units of the Company constituting limited liability company interests under the Act designated as PI Units herein, with the rights, powers and duties and other terms set forth in this LLC Agreement applicable to such class of Units.
“Profits” or “Losses” means, for each Taxable Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)    any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
(c)    in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;
(d)    gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(e)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period;
(f)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(g)    any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Taxable Year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.
“Profits Interest” has the meaning set forth in the Existing LLC Agreement.
“Profits Interest Award” has the meaning specified in the Merger Agreement.
“PubCo” has the meaning set forth in the preamble to this LLC Agreement.
“PubCo Call Notice” has the meaning set forth in Section 4.6(f).

“PubCo Call Right” means PubCo’s election, in accordance with Section 4.6(f), to directly purchase Exchanged Units described in an Exchange Notice given by an Exchange Member.
“PubCo Common Stock” means all classes of common stock of PubCo, including the Class A Common Stock.
“PubCo Record Date” means the record date determined by the Board for the declaration of a dividend payable on the Class A Common Stock.
“PubCo Warrants” has the meaning given to “Acquiror Warrants” in the Merger Agreement.
“Push-Out Election” has the meaning set forth in Section 10.4(b).
“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than the Domestication (as defined in the Merger Agreement), a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(h)), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.
“Redemption Right” has the meaning set forth in Section 4.6(a)(i).
“Registration Rights Agreement” has the meaning specified in the Merger Agreement.
“Registration Statement” means any registration statement that PubCo is required to file pursuant to the Registration Rights Agreement.
“Regulatory Allocations” has the meaning set forth in Section 5.2(j).
“Restricted Interest” has the meaning specified in the Merger Agreement.
“Restricted Interest Award” has the meaning specified in the Merger Agreement.
“Retraction Notice” has the meaning set forth in Section 4.6(a)(iv).
“Second Earnout Fully Diluted Shares” has the meaning specified in the Merger Agreement.
“Second Tier Vesting Event” means the occurrence of (i) the “Second Earnout Achievement Date” under the Merger Agreement or (ii) the events described in Section 3.4(e)(ii) of the Merger Agreement, in each case, subject to the provisions and limitations set forth in Section 3.4 of the Merger Agreement.

“Securities Act” means the Securities Act of 1933, as amended.
“Special Exchange” means an Exchange with respect to which (a) the Exchange occurs in the calendar year 2021, (b) the Exchange Notice indicates that such Exchange is a Special Exchange and (c) the Exchange Notice specifies an Exchange Date that (i) is at least sixty (60) calendar days after the Exchange Notice is delivered to the Company and (ii) occurs on a Trading Day.
“Stock Exchange Payment” means, with respect to any Exchange of Common Units for which a Stock Exchange Payment is elected by the Managing Member, a number of shares of Class A Common Stock equal to the number of Common Units so exchanged.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.
“Tax Advances” has the meaning set forth in Section 10.5(a).
“Tax Amount” means, with respect to a Taxable Year commencing after the Effective Time (or, in the case of a Taxable Year that includes the Effective Time, the portion thereof after the Effective Time), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Managing Member and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tax Amount for a Taxable Year (or portion thereof) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time.
“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law (but in no event shall the Managing Member make adjustments such that there are more than four (4) Tax Distribution Dates in any calendar year).

“Tax Distributions” has the meaning set forth in Section 6.2.
“Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall end on December 31 of each calendar year unless otherwise required by applicable Law.
“Third Earnout Fully Diluted Shares” has the meaning specified in the Merger Agreement.
“Third Tier Vesting Event” means the occurrence of (i) the “Third Earnout Achievement Date” under the Merger Agreement or (ii) the events described in Section 3.4(e)(iii) of the Merger Agreement, in each case, subject to the provisions and limitations set forth in Section 3.4 of the Merger Agreement.
“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), in each case with respect to any Units. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.
“Undertaking” has the meaning set forth in Section 7.4(b).
“Units” means the Common Units, the PI Units, the EO Units, any other Equity Securities of the Company, and any rights to payments as a holder of any of the foregoing, but excluding any rights under any court-authorized charging order.
“Unvested EO Unit” means, at any given time, an outstanding EO Unit that has not Vested.
“Unvested PI Unit” means, at any given time, an outstanding PI Unit that has not Vested.
“Vested EO Unit” means, at any given time, an EO Unit that has vested pursuant to Section 4.1(d).

“Vested PI Unit” means, at any given time, an outstanding PI Unit that has vested in accordance with the terms of the Profits Interest Award pursuant to which such PI Unit was granted or issued.
“Vested Unit” means a Vested EO Unit or a Vested PI Unit, in each case where any such Unit is eligible for an Exchange.
“Vesting Event” means a Partial Vesting Event or a Full Vesting Event.
“Wheels Up Blocker Sub” has the meaning set forth in the preamble to this LLC Agreement.
Section 1.2    Interpretive Provisions. For all purposes of this LLC Agreement, except as otherwise provided in this LLC Agreement or unless the context otherwise requires:
(a)    the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;
(b)    an accounting term not otherwise defined in this LLC Agreement has the meaning assigned to it under GAAP;
(c)    all references to currency, monetary values and dollars set forth in this LLC Agreement shall mean United States (U.S.) dollars and all payments under this LLC Agreement shall be made in United States dollars;
(d)    when a reference is made in this LLC Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this LLC Agreement unless otherwise indicated;
(e)    whenever the words “include”, “includes” or “including” are used in this LLC Agreement, they shall be deemed to be followed by the words “without limitation”;
(f)     “or” is not exclusive;
(g)    pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;
(h)    references in this LLC Agreement to any Law shall be deemed also to refer to such Law, any amendments thereto, any successor provisions thereof, and all rules and regulations promulgated thereunder; and
(i)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this LLC Agreement, refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement.

Article II.
ORGANIZATION OF THE LIMITED LIABILITY COMPANY
Section 2.1    Formation. The Company shall continue its existence as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this LLC Agreement.
Section 2.2    Filing. The Company’s Certificate of Formation was filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties in which the Company may conduct business.
Section 2.3    Name. The name of the Company is Wheels Up Partners Holdings LLC and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.
Section 2.4    Registered Office: Registered Agent. The location of the registered office of the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, or at such other place as the Managing Member may select from time to time. The name and address for service of process on the Company in the State of Delaware is Corporation Service Company, or such other qualified Person and address as the Managing Member may designate from time to time.
Section 2.5    Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.
Section 2.6    Purpose; Powers. The nature of the business or purposes to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.
Section 2.7    Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.
Section 2.8    Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income and franchise tax purposes and that the Company be treated as a continuation of Wheels Up Partners Holdings LLC for purposes of Code Section 708. The Company and each Member shall file all tax returns and shall otherwise take all tax, financial and other reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action inconsistent with the intent of the Parties set forth in this Section 2.8. No election (including an entity classification election for the Company) contrary to the intent of the Parties as set forth in this Section 2.8 shall be made by the Company or any Member, and the Company shall not convert into or merge into (with the Company not being the surviving entity in such merger) an entity treated as a corporation for U.S. federal or applicable state and local income or franchise tax purposes. Notwithstanding anything to the contrary set forth in this Section 2.8, this Section 2.8 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control to the extent such transaction is duly authorized by the Managing Member in accordance with this LLC Agreement.
Article III.
CLOSING TRANSACTIONS
Section 3.1    Merger Agreement Transactions. Pursuant to the terms of the Merger Agreement and for the consideration set forth in the Merger Agreement, as of the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving as a Subsidiary of PubCo. Following the consummation of the transactions contemplated by the Merger Agreement, the number of Common Units, PI Units and EO Units held by each of PubCo, Wheels Up Blocker Sub, MIP LLC and MIP RI LLC as of the Effective Time is set forth next to such Member’s name on Exhibit A hereto under the headings “Effective Time Common Units”, “Effective Time PI Units”, and “Effective Time EO Units”.
Article IV.
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 4.1    Authorized Units; General Provisions with Respect to Units.
(a)    Units. Subject to the provisions of this LLC Agreement, the Company shall be authorized to issue from time to time such number of Common Units, PI Units and EO Units, as the Managing Member shall determine in accordance with and subject to the restrictions in this Section 4.1 and Section 4.3. Subject to this Section 4.1 and Section 4.3, each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to warrants, options, or other rights or property to acquire Units or that may be converted into Units. The Company may reissue any Units that have been repurchased or acquired by the Company; provided that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with and subject to the restrictions in this LLC Agreement. The Units shall be uncertificated. It is intended that the PI Units constitute “profits” interests in the Company within the meaning of Revenue Procedures 93-27 and 2001-43.
(b)    Outstanding Units. Immediately after the Effective Time, the Units will comprise (i) a single class of Common Units (ii) a single class of PI Units, which shall be subdivided into separate series of PI Units having series designations which correspond to the respective series designations of Profits Interests issued and outstanding as of immediately prior to the Effective Time under the Existing LLC Agreement, and the respective Hurdle Amounts for such series set forth on Schedule A hereto, and (iii) a single class of EO Units. Except as otherwise provided in this LLC Agreement, (each outstanding Common Unit shall be identical, (x) each outstanding EO Unit shall be identical, (y) each outstanding PI Unit of each series shall be identical and (z) each outstanding PI Unit shall be identical other than with respect to their respective Hurdle Amounts, which shall vary among series of PI Units as set forth on Schedule A. The Managing

Member’s interest in its capacity as such shall be a non-economic interest in the Company, which does not entitle the Managing Member, solely in its capacity as such, to any Common Units, distributions or Tax Distributions. Each PI Unit and EO Unit will be subject to such other terms and conditions as are in effect with respect to the Profits Interests Awards or Restricted Interests Awards in respect of which they were initially issued, including with respect to vesting and termination-related provisions. On the tenth (10th) anniversary of the Effective Time, (i) pursuant to the terms and conditions of the operating agreements of MIP LLC, all MIP LLC Profits Interests will be redeemed by the applicable entity for the underlying Vested PI Units and (ii) immediately after such redemption, all Members holding Vested PI Units shall be deemed to have delivered an Exchange Notice as of such date with respect to all outstanding Vested PI Units then outstanding and such Vested PI Units shall be Exchanged at such time pursuant to Section 4.6 (which date shall be the applicable Exchange Notice Date with respect thereto).
(c)    Schedule of Members. The Company shall maintain a schedule, appended hereto as Exhibit A (as updated and amended from time to time in accordance with the terms of this LLC Agreement and current as of the date set forth therein), which shall include: (i) the name and address of each Member; and (ii) the aggregate number of, type and series (if applicable) of Units issued and outstanding and held by each Member.
(d)    EO Unit Vesting. One-third of each EO Unit will performance-vest upon the occurrence of each Vesting Event. For the avoidance of doubt, multiple Vesting Events may occur concurrently, and the preceding sentence shall be applied with respect to each such Vesting Event. No EO Unit will be considered fully “Vested” until the occurrence of a Vesting Event with respect to such EO Unit and the satisfaction of the time-based vesting requirements under the applicable Profits Interest Award or Restricted Interest Award to which the EO Unit related prior to the Closing (as defined in the Merger Agreement). EO Units will also be subject to the termination provisions provided in the applicable Profits Interest Award or Restricted Interest Award to which the EO Unit related prior to the Closing. On the fifth (5th) anniversary of the Effective Time, immediately and without any further action under this LLC Agreement, all Unvested EO Units outstanding under this LLC Agreement shall be canceled and extinguished for no consideration.
(e)    New PubCo Issuances.
(i)    Subject to Section 4.6 and Section 4.1(e)(ii), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo, (x) the Company shall concurrently issue to PubCo an equal number of Common Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued and (y) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security.

(ii)    Notwithstanding anything to the contrary contained in Section 4.1(e)(i) or Section 4.1(e)(iii), this Section 4.1(e) shall not apply to (x) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).
(iii)    In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PubCo Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Common Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 4.1(e)(i), and (z) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise or conversion.
(f)    PubCo Debt Issuance.  If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.
(g)    New Company Issuances.  Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 4.1(e), and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 4.1(e).

(h)    Repurchases and Redemptions.
(i)    PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.
(ii)    The Company may not redeem, repurchase or otherwise acquire (x) any Common Units from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.
(iii)    Notwithstanding the foregoing clauses (i) and (ii), to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under PubCo’s employee benefit plans for which there is no corresponding Common Units or other Equity Securities of the Company, then the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(i)    Equity Subdivisions and Combinations.
(i)    The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and PubCo.
(ii)    Except in accordance with Section 4.6(c), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock or any other class or series of Equity Security of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and PubCo.
Section 4.2    Capital Contributions. Except as otherwise may be required by Law, no Member shall be required to make additional Capital Contributions to the Company.
Section 4.3    Issuance of Additional Units. Except as expressly contemplated by this LLC Agreement, the Managing Member shall not have the right to authorize and cause the Company to issue additional Common Units, PI Units or Equity Securities in the Company.
Section 4.4    Capital Accounts. A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this LLC Agreement. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this LLC Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(h)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). This Section 4.4 and other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations promulgated under Code Section 704(b), including Treasury Regulation Section 1.704-

1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.
Section 4.5    Other Matters Regarding Capital Contributions.
(a)    The Company shall not be obligated to repay any Capital Contributions of any Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.
(b)    No Member shall receive any interest, salary, compensation or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this LLC Agreement.
(c)    A Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth in this LLC Agreement, to make any additional contributions or payments to the Company.
Section 4.6    Exchange of Units.
(a)    Exchange Procedures.
(i)    Pursuant to the terms and conditions of the operating agreements of MIP LLC and MIP RI LLC, the members of the MIP LLC and MIP RI LLC may redeem their vested MIP LLC Profits Interests, vested MIP LLC EO Interests and vested MIP RI LLC EO Interests for the Vested PI Units and/or Vested EO Units held by such entity corresponding thereto (such right, the “Redemption Right”). Upon the terms and subject to the conditions set forth in this Section 4.6 (including the limitations for Exchanges in the calendar year 2021 set forth in Section 4.6(a)(v) hereof), after the expiration of any applicable Lock-Up Period, an Exchange Member shall be entitled to Exchange with the Company, at any time and from time to time, any or all of the Vested Units such Exchange Member will receive upon consummation of the exercise of such Exchange Member’s Redemption Right, in each case for shares of Class A Common Stock or, at the Company’s election validly made in accordance with Section 4.6(a)(iv), cash equal to the Cash Exchange Payment calculated with respect to such Exchange (the “Exchange Right”).
(ii)    In order to exercise the Exchange Right with respect to Vested Units, an Exchange Member shall provide an Exchange Notice to the Company and PubCo (or their respective designee(s) in such a manner as they may from time to time designate and communicate to the Exchange Members (including through any third party equity program administrator)), stating the number and type of Vested Units such Exchange Member elects to have the Company exchange for shares of Class A Common

Stock. On any Exchange Date for which an Exchange Member delivered an Exchange Notice in respect of Vested PI Units or Vested EO Units, as of such Exchange Date, such Vested PI Units or Vested EO Units (as the case may be) shall be exchangeable for (i) in the case of Vested PI Units, a number of shares of Class A Common stock equal to the PI Aggregate Exchanged Amount corresponding to such Vested PI Units and (ii) in the case of Vested EO Units, a number of shares of Class A Common Stock equal to the EO Aggregate Exchanged Amount corresponding to such Vested EO Units; provided, however, that if the Class A Closing Price used in the calculation of the PI Aggregate Exchanged Amount is less than the Hurdle Amount of any included Vested PI Units, such Exchange Notice shall be deemed to be withdrawn with respect to the applicable Vested PI Units.
(iii)    An Exchange Notice for Exchanges other than Special Exchanges may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Common Stock for which the Vested Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided that this sentence shall not apply to any Exchange for which the Company has made a valid Cash Election.
(iv)    Upon receipt of an Exchange Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Exchange by delivery to the applicable Exchange Member, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Exchange, an amount of cash equal to the Cash Exchange Payment for such Exchange. In order to make a Cash Election with respect to an Exchange, the Company must provide written notice (the “Cash Election Notice”) of such election to the applicable Exchange Member, prior to 9:00 a.m., New York time, on the Exchange Date, which notice shall be provided by the Company to the applicable Exchange Member to the e-mail address designated by such Exchange Member in the Exchange Notice. If the Company fails to provide a Cash Election Notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Exchange. For all Exchanges other than Special Exchanges, if a timely Cash Election Notice is provided by the Company the applicable Exchange Member may retract the related Exchange Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo) at any time prior to 12:00 p.m., New York time, on the Exchange Date in such a manner as it may from time to time designate and communicate to the applicable Exchange Member (including through any third party equity program administrator). The timely delivery of a Retraction Notice shall terminate the applicable Exchange Member’s, the Company’s and PubCo’s rights and obligation under this Section 4.6 arising from the retracted Exchange Notice. For the avoidance of doubt, (i) the Company may determine to decline to make a Cash Election and proceed with the Exchange at any time on the Exchange Date and (ii) Exchange Notices for Special Exchanges and all other Exchanges where the Company has declined to make a Cash Election are irrevocable and may not be retracted by the Exchange Member.

(v)    Notwithstanding anything to the contrary in this LLC Agreement, solely for the calendar year 2021, an Exchange Member shall not be permitted to (A) make any Exchange (and shall not be permitted to exercise any Exchange Right or Redemption Right in connection therewith) that would result in such Exchange Member having redeemed more than thirty percent (30%) of the aggregate number of MIP LLC Profits Interests held by such Exchange Member as of the date hereof; provided, however, that each Exchange Member shall be permitted to make a single, one-time Special Exchange, with respect to which the restrictions described in this Section 4.6(a)(v)(A) shall not apply or (B) make any Exchange of EO Units (or exercise any Exchange Right or Redemption Right in connection therewith). Any PI Units Exchanged in a Special Exchange shall not be treated as having been Exchanged for purposes of determining the thirty percent (30%) limitation described in Section 4.6(a)(v)(A).
(vi)    Notwithstanding anything to the contrary in this LLC Agreement, to the extent that the Managing Member determines in good faith that additional restrictions on Exchanges are necessary or advisable so that the Company is not treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code, the Managing Member may impose such additional restrictions on Exchanges as the Managing Member has determined in good faith to be so necessary or advisable.
(b)    Exchange Payment. If the Company has not made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice, PubCo shall issue and contribute to the Company, and the Company shall deliver to the applicable Exchange Member or the applicable Exchange Member’s written order, the number of shares of Class A Common Stock issuable upon the Exchange (in book-entry or certificated form, as determined by PubCo, and with such legends as may be required in accordance with PubCo’s organizational documents and applicable Law), and the Company shall deliver such surrendered Vested Units to PubCo in exchange for no additional consideration. If the Company has made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice (but in no event more than two (2) Business Days after receipt of the Exchange Notice), PubCo shall contribute to the Company the cash consideration the applicable Exchange Member is entitled to receive in the Exchange and the Company shall deliver to the applicable Exchange Member, as directed by the applicable Exchange Member, by wire transfer of immediately available funds, the Cash Exchange Payment payable upon the Exchange, and the Company shall deliver such surrendered Vested Units to PubCo for no additional consideration. Each Exchange shall be deemed to have been effected on the Exchange Date. If the Company has not made a valid Cash Election, and the Person or Persons in whose name or the shares of Class A Common Stock shall be issuable upon such Exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby.
(c)    Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 4.6(c) is intended to preserve the intended economic effect of Section 4.1 and this Section 4.6 and to put each Member in the same economic position, to the extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.
(d)    PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding PI Units and all outstanding EO Units, in each case whether or not such Units are vested; provided that nothing contained in this LLC Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment or shares of Class A Common Stock that are held in treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances other than any liens and encumbrances occurring under applicable securities Laws. In addition, for so long as the shares of Class A Common Stock are listed on a stock exchange or automated or electronic quotation system, PubCo shall cause all shares of Class A Common Stock issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance.
(e)    Exchange Taxes. The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the applicable Exchange Member for any stamp or other similar tax in respect of such issuance; provided that if the Stock Exchange Payment or the Cash Exchange Payment is to be delivered in a name other than that of the holder of Exchanged Units that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable.
(f)    PubCo Call Rights. Notwithstanding anything to the contrary contained in this Section 4.6, with respect to any Exchange Notice, the applicable Exchange Member shall be deemed to have offered to sell its Exchanged Units as described in any Exchange Notice directly to PubCo (rather than to the Company), and PubCo may, by delivery of a written notice to the applicable Exchange Member no later than 9:00 a.m., New York time, on the Exchange Date, in accordance with, and subject to the terms of, this Section 4.6(f) (such notice, a “PubCo Call Notice”), elect to purchase directly and acquire such Exchanged Units on such date by paying to the applicable Exchange Member (or such other Person specified in the Exchange Notice) the Stock Exchange Payment and/or the Cash Exchange Payment, whereupon PubCo shall acquire the Exchanged Units on the Exchange Date and be treated for all purposes of this LLC Agreement as the owner of such Vested Units. Except as otherwise provided in this Section 4.6(f), an exercise of the PubCo Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant.
(g)    Distribution Rights. No Exchange shall impair the right of an Exchange Member to receive any distributions payable on any Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange.

Neither an Exchange Member nor any Person designated by an Exchange Member to receive shares of Class A Common Stock shall be entitled to receive, with respect to such record date, distributions or dividends both on any Units redeemed by the Company from an Exchange Member and on shares of Class A Common Stock received by an Exchange Member or other Person so designated, if applicable, in such Exchange.
(h)    Tax Matters. For U.S. federal and applicable state and local income tax purposes, each Exchange Member, the Company and PubCo agree to treat each Exchange as a sale by the applicable Exchange Member of the applicable Exchange Member’s Units to PubCo in exchange for the payment by PubCo of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to such Exchange Member.
Section 4.7    Representations and Warranties of the Members. Unless otherwise set forth in a written agreement between the Company and a Member (including the Merger Agreement), each Member who acquires Units after the Effective Time severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units (other than, in the case of acquisition of additional Units, Section 4.7(b) to the extent any conflict under Section 4.7(b) is related to the occurrence of a Change of Control resulting from such acquisition) that:
(a)    Organization; Authority.
(i)    To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this LLC Agreement and to perform its obligations under this LLC Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this LLC Agreement by that Member have been duly taken.
(ii)    It has duly executed and delivered this LLC Agreement, and this LLC Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).
(b)    Non-Contravention.
(i)    Its authorization, execution, delivery, and performance of this LLC Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (z) applicable Law.

(ii)    No governmental, administrative or other material third party consents or approvals are required or necessary on the part of it in connection with its admittance as a Member or its ownership of its Units.
(c)    Due Inquiry.
(i)    It has had, prior to the execution and delivery of this LLC Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.
(ii)    In determining whether to enter into this LLC Agreement in respect of its Units, it has relied solely on its own knowledge and understanding of the Company and its business based upon its own due diligence investigation and the information furnished pursuant to this clause (c) and it has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or prospects.
(d)    Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this LLC Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.
(e)    Transfer Restrictions. It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this LLC Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.
(f)    Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this LLC Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).
Article V.
ALLOCATIONS OF PROFITS AND LOSSES
Section 5.1    Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Profits and Losses (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Taxable Year or other taxable period shall be allocated among the Members during such Taxable Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Taxable Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.2(b)(iii) if all assets of the Company on hand at the end of such Taxable Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.2(b)(iii), to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets, provided, however, that for these purposes each Member’s interests in the Company shall be calculated by treating all Unvested PI Units and all Unvested EO Units held by MIP LLC as if they were “substantially vested” within the meaning of Treasury Regulation Section 1.83-3(b).
Section 5.2    Special Allocations.
(a)    Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member. The amount of Nonrecourse Deductions for a Taxable Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Taxable Year or other taxable period over the aggregate amount of any distributions during that Taxable Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).
(b)    Any Member Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one

(1) Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.
(c)    Notwithstanding any other provision of this LLC Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Taxable Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(d)    Notwithstanding any other provision of this LLC Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(e)    Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Taxable Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.
(f)    Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Taxable Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this LLC Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.
(g)    If any Member has a deficit balance in its Capital Account at the end of any Taxable Year or other taxable period that is in excess of the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this LLC Agreement.
(h)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(i)    Notwithstanding anything to the contrary contained in this LLC Agreement, in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b)(vi) of the definition of Gross Asset Value, any Profits or Losses resulting from such adjustment shall, in the manner reasonably determined by the Managing Member, be allocated among the Members (including the Members who held the Units giving rise to such adjustment) such that the Capital Account balance relating to each Unit is equal in amount immediately after making such allocation, after taking into account the Distribution Catch-Up Payment, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, that if the foregoing allocations pursuant to this Section 5.2(i) are insufficient to cause the Capital Account balance relating to each Unit to be so equal in amount, then the Managing Member, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Unit to be so equal in amount.
(j)    The allocations set forth in Sections 5.2(a) through 5.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Member is zero. This Section 5.2(j) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.
Section 5.3    Allocations for Tax Purposes in General.
(a)    Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.
(b)    In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) the “traditional method” without curative allocations under Treasury Regulations Section 1.704-3(b) or (ii) any other permissible method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.
(c)    Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii).
(d)    Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this LLC Agreement.
(e)    If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

(f)    Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of Units shall be handled in accordance with Treasury Regulations Section 1.743-1(j).
Section 5.4    Other Allocation Rules.
(a)    The Members are aware of the income tax consequences of the allocations made by this Article V and the economic effect of the allocations on the amounts receivable by them under this LLC Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.
(b)    The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member reasonably determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this LLC Agreement and the Merger Agreement. The Managing Member also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g) and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this LLC Agreement not to comply with Treasury Regulations Section 1.704-1(b).
(c)    If during any Taxable Year there is any change in any Member’s Units in the Company, the Managing Member shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member.
(d)    Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Managing Member shall allocate such liabilities in such manner that complies with the Code and the Treasury Regulations thereunder and that the Managing Member reasonably determines, in a manner intended to minimize any gain of the Members to the greatest extent possible under Section 731 of the Code.

Section 5.5    Tax Characterization. The Parties intend that, for U.S. federal income tax purposes, (i) no Member be treated as having taxable income or gain as a result of the exchange of their Profits Interests or Restricted Interests for PI Units and/or EO Units and (ii) MIP LLC shall not be treated as having taxable income or gain as the result of the vesting of any such EO Units at the time of any Vesting Event (other than as a result of corrective allocations made pursuant to Section 5.2(i)). The Company shall prepare and file all tax returns consistent with this Section 5.5. unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.
Article VI.
DISTRIBUTIONS
Section 6.1    Distributions.
(a)    Distributions.
(i)    To the extent permitted by applicable Law, distributions to Members may be declared by the Managing Member out of Distributable Cash in such amounts, at such time and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate. All distributions made under this Section 6.1(a) shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(h) or payments made in accordance with Section 7.4 need not be on a pro rata basis, as long as such payments are otherwise made in accordance with the terms of this LLC Agreement) in accordance with each Member’s percentage interest in the Company as of the close of business on such record date; provided, that the Managing Member shall have the obligation to make distributions as set forth in Section 6.2 and Section 11.2(b)(iii); provided, further, that notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of this Section 6.1(a) and Section 6.2, insolvent means the inability of the Company to meet its payment obligations when due.
(ii)    Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1(a), the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.
(iii)    No EO Unit that is not a Vested EO Unit shall be entitled to receive any distributions pursuant to Section 6.1(a); provided, that, no later than five (5) Business Days following the Vesting Date with respect to an EO Unit, for each EO Unit for which the Vesting Event has occurred, the Company shall pay to the holder of such EO Unit an aggregate amount equal to the aggregate per Common Unit amount of distributions actually paid pursuant to Section 6.1(a) (but, for the avoidance of doubt, excluding any Tax Distributions) during the Distribution Catch-Up Period relevant to such EO Unit (and if any in-kind distribution was made during the Distribution Catch-Up Period (which, for the avoidance of doubt, for purposes of this LLC Agreement, shall not include any transaction subject to Section 4.1(i) or 4.1(h) hereof), to the extent feasible (and not requiring any approval (including at PubCo) other than that of the Managing Member in its capacity as such) identical property, or if not feasible (or if requiring any such approval) an amount in cash equal to the greater of the per Common Unit Fair Market Value of such in-kind distribution (x) at the time such distribution was made and (y) at the time such Distribution Catch-Up Payment is made) (each such distribution, a “Distribution Catch-Up Payment”). To the extent that the Vesting Date in respect of a EO Unit occurs following the date that a distribution is declared under this Section 6.1(a), but on or before the date such distribution is paid, the amount distributable on each Unit in such distribution shall not be included in the Distribution Catch-Up Payment, and such holder of such EO Unit shall be entitled to receive such distribution when paid to the Members.
(iv)    Members shall not be entitled to receive distributions pursuant to this Section 6.1(a) in respect of Unvested PI Units.
(v)    Members holding PI Units shall participate in distributions pursuant to this Section 6.1(a) only to the extent such distributions are attributable to income and appreciation in value of the Company in excess of the Applicable Participation Threshold.
(b)    Successors. For purposes of determining the amount of distributions (including Tax Distributions), each Member shall be treated as having made the Capital Contributions made by, been allocated the net taxable income of the Company (in accordance with the definition of Tax Amount) allocated to, and received the distributions made to or received by its predecessors in respect of any of such Member’s Units.
(c)    Distributions In-Kind. Except as otherwise provided in this LLC Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as reasonably determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.
Section 6.2    Tax-Related Distributions. Effective upon the Effective Time, prior to making any other distributions under this LLC Agreement, on each Tax Distribution Date, unless prohibited by applicable Law, the Managing Member shall cause the Company, from available cash, available borrowings and other funds legally available therefor, including legally made distributions from available cash of the Company’s Subsidiaries (taking into account any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) (collectively, “Cash Available For Tax Distributions”) to make distributions of cash (each, a “Tax Distribution”) to the Members holding Units, pro rata in proportion to their respective number of

Units in an amount such that the Member with the highest Tax Amount per Unit receives an amount equal to such Member’s Tax Amount; provided, that if the amount of Tax Distributions actually made with respect to a quarter or a Taxable Year is greater than or less than the Tax Distributions that would have been made under this Section 6.2 for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Cash Available For Tax Distributions, or insolvency under this Section 6.2 (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distributions for a Taxable Year were greater than or less than the amount calculated based on actual taxable income for such Taxable Year or because such Tax Distribution would have rendered the Company insolvent (as defined in Section 6.1(a)), then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, and prior to any additional distributions pursuant to Section 6.1, the Managing Member shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution and subsequent Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Units) to reflect such excess or shortfall; and provided, further, that notwithstanding any other provision in this LLC Agreement to the contrary, (A) Tax Distributions shall not be required to the extent any such distribution would render the Company insolvent (as defined in Section 6.1(a)), and (B) the Managing Member shall not be required to cause the Company to make any Tax Distributions on any date other than a Tax Distribution Date. Notwithstanding anything to the contrary contained in this LLC Agreement, (a) the Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Units) to take into account increases or decreases in the number of Units held by each Member during the relevant period (including as a result of conversion of any EO Units into Common Units in connection with the occurrence of a Vesting Event); provided that no such adjustments shall be made that would have a material adverse effect on MIP LLC without MIP LLC’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) or on MIP RI LLC without MIP RI LLC’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (b) except to adjust for changes in the number of Units held by the Members during a relevant period, as provided in (a) above, no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Units.
Section 6.3    Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Units in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as provided in this LLC Agreement.
Article VII.
MANAGEMENT
Section 7.1    Managing Member Rights; Member and Officer Duties.
(a)    PubCo shall be the sole Managing Member of the Company and, pursuant to the governing documents of PubCo, the business and affairs of PubCo shall be managed by or under the direction of the Board. Except as otherwise required by Law or provided in this LLC Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and (iii) the Members, other than the Managing Member (in its capacity as such), shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.
(b)    Except as otherwise required by the Act, no current or former Member (including a current or former Managing Member) or any current or former Officer shall be obligated personally for any Liability of the Company solely by reason of being a Member or, with respect to the Managing Member, acting as Managing Member of the Company, or, with respect to an Officer, acting in his or her capacity as an Officer. Notwithstanding anything to the contrary contained in this LLC Agreement, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this LLC Agreement or the Act shall not be grounds for imposing personal liability on the Managing Member for liabilities of the Company.
(c)    In connection with the performance of its duties as the Managing Member of the Company, the Managing Member (solely in its capacity as such) will owe to the other Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the other Members were stockholders of such corporation. To the extent that, at Law or in equity, any Subsidiary of the Company or any manager, director (or equivalent), officer, employee or agent of any Subsidiary of the Company has duties (including fiduciary duties) to the Company, to a Member (other than the Managing Member) or to any Person who acquires Units, all such duties (including fiduciary duties) are hereby limited solely to those expressly set forth in this LLC Agreement (if any), to the fullest extent permitted by Law. The limitation of duties (including fiduciary duties) to the Company, each Member (other than the Managing Member) and any Person who acquires Units set forth in the preceding sentence is approved by the Company, each Member (other than the Managing Member) and any Person who acquires Units.
Section 7.2    Role of Officers.
(a)    The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.
(b)    The Officers of the Company as of the Effective Time are set forth on Exhibit B attached hereto.
(c)    Except as set forth in this LLC Agreement, the Managing Member may appoint Officers at any time, and the Officers may include a chief executive officer, a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a chief legal officer, a treasurer, one or more assistant treasurers, a chief operating officer, a chief business officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth in this LLC Agreement, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this LLC Agreement or as reasonably determined from time to time by the Managing Member. Unless otherwise specified by the Managing Member, any officer holding the title at PubCo that he or she also holds at the Company will have the same authority and duties at the Company as he or she has at PubCo.
(d)    Subject to this LLC Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this LLC Agreement for regular appointments to that office.
Section 7.3    Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this LLC Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:
(a)    one or more employees or other agents of the Company or its Subsidiaries whom the Officer reasonably believes to be reliable and competent in the matters presented; and
(b)    any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.
Section 7.4    Indemnification.
(a)    Right to Indemnification.  Each Person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any Action, by reason of the fact that he, she or it is or was a Member (including the Managing Member), or an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries, or is or was an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries serving at the request of the Managing Member or the Company or any of its Subsidiaries as an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of another corporation, partnership, joint venture, limited liability company, trust or other entity or which relates to or arises out of the property, business or affairs of the Company or any of its Subsidiaries, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Action is alleged action in an official capacity as a director, manager, officer, employee or agent or in any other capacity while serving as an officer, manager, director, employee or agent, shall be indemnified by the Company against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, such Indemnitee shall not be entitled to indemnification if such Indemnitee’s conduct constituted fraud or a knowing violation of Law; provided, further, however, except as provided in Section 7.4(d) with respect to Actions to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.4 in connection with an Action (or part thereof but excluding any compulsory counterclaim) initiated by such Indemnitee only if such Action (or part thereof but excluding any compulsory counterclaim) was authorized by the Board.
(b)    Right to Advancement of Expenses. The right to indemnification conferred in Section 7.4(a) shall include the right to advancement by the Company of any and all expenses (including attorneys’ fees and expenses) incurred in participating in or defending any such Action in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by an Indemnitee shall be made pursuant to this Section 7.4(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.4(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.4(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.4(a) with respect to the related Action or the absence of any prior determination to the contrary.
(c)    Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.4(a) and 7.4(b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, estate, executors, administrators and legal representatives.
(d)    Right of Indemnitee to Bring Suit. If a claim under Sections 7.4(a) or 7.4(b) is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification under this LLC Agreement (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses under this LLC Agreement, or brought by the Company to recover an Advancement of Expenses under this LLC Agreement pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.
(e)    Appearance as a Witness. Notwithstanding any other provision of this Section 7.4, the Company shall pay or reimburse out of pocket expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.4 in connection with such Person’s appearance as a witness or other participation in an Action at a time when such Person is not a named defendant or respondent in the Action.
(f)    Nonexclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Person may have or hereafter acquire under any Law, this LLC Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.4 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.
(g)    No Duplication of Payments. The Company shall not be liable under this Section 7.4 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.
(h)    Maintenance of Insurance. The Company or PubCo shall maintain directors’ and officers’ insurance from a financially sound and reputable insurer (at a minimum, in such amounts as are standard in the industry) to protect directors and officers of the Company and its Subsidiaries against Indemnifiable Losses of such Indemnitee, whether or not the Company has the authority to indemnify such Indemnitee against such Indemnifiable Losses under this Section 7.4, in each case to the extent available under the directors’ and officers’ insurance policy of PubCo.
Section 7.5    Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.5. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this LLC Agreement, so that the obligations of PubCo, its successor by merger (if applicable) and any new Managing Member and the rights of all Members under this LLC Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor by merger, as applicable) as Managing Member shall be effective unless (a) the new Managing Member executes a joinder to this LLC Agreement and agrees to be bound by the terms and conditions in this LLC Agreement, and (b) PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable), to cause (i) PubCo to comply with all PubCo’s obligations under this LLC Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken solely in its capacity as Managing Member and (ii) the new Managing Member to comply with all the Managing Member’s obligations under this LLC Agreement.
Section 7.6    Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor as a result of such Reclassification Event, as the case may be, shall, as and to the extent necessary, amend this LLC Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (a) the exchange rights of holders of Units set forth in Section 4.6 provide that each PI Unit and EO Unit is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that the share(s) of Class A Common Stock into which it is exchangeable become(s) exchangeable for or converted into as a result of the Reclassification Event and (b) PubCo or the successor to PubCo as a result of such Reclassification Event, as applicable, is obligated to deliver such property, securities or cash upon such exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person as a result of such Reclassification Event, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this LLC Agreement.
Section 7.7    Managing Member Compensation. The Managing Member shall not be compensated for its services as Managing Member of the Company.
Section 7.8    Certain Fees and Expenses.
(a)    The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company.
(b)    The Company shall also, in the sole discretion of the Managing Member, bear and/or reimburse PubCo for (i) any costs, fees, expenses or other obligations incurred by PubCo in connection with the operation of the Company’s business (including expenses allocated to PubCo by its Affiliates), (ii) any costs, fees, expenses or other obligations allocable to the Company or incurred by PubCo related to the business and affairs of PubCo that are conducted through the Company and/or any one or more of its subsidiaries, including, without limitation, (A) costs, fees, expenses and other obligations that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of PubCo, (B) operating, administrative and other similar costs, fees, expenses and obligations incurred by PubCo, (C) compensation and meeting costs, fees, expenses and other obligations of the Board and any committee of the Board, (D) any salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of PubCo, to perform services for the Company, (E) costs, fees, expenses and other obligations, including damages, arising from litigation, (F) costs, fees or expenses of legal, tax, accounting and other professional advisors, (G) costs, fees, expenses and other obligations (including any underwriters discounts and commissions) related to any securities offering (whether or not successful) authorized by PubCo, (H) costs, fees, expenses and other obligations incurred in connection with the maintenance of PubCo, including those related to being a public company listed on a national securities exchange, and (I) franchise taxes (except to the extent such franchise taxes are based on or measured with respect to net income or profits); provided, however, that the Company shall not pay or bear any income tax obligations of PubCo. Reimbursements pursuant to this Section 7.8(b) shall be in addition to (but without duplication of) any indemnification or Advancement of Expenses made to any Indemnitee pursuant to Section 7.4.
(c)    The Company or the Managing Member shall be responsible for the ordinary and reasonable expenses incurred by MIP LLC and MIP RI LLC in connection with their continuing existence and administration.
Article VIII.
ROLE OF MEMBERS
Section 8.1    Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the operation, management or control of the Company or its business and affairs, transact any business in the Company’s name or to act for or bind the Company in any way and shall not have any voting rights. Notwithstanding the foregoing sentence, the Members have all the rights and powers set forth in this LLC Agreement and, to the extent not inconsistent with this LLC Agreement, in the Act. Any Member, its Affiliates and its and their employees, managers, owners, agents, directors and officers may also be an employee or be retained as an agent of the Company.
Section 8.2    Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or, in the case of PubCo, the Managing Member or the Company Representative.
Section 8.3    Corporate Opportunities. To the extent allowed by applicable Law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers, the Managing Member, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date hereof or in the future, and the Company renounces any expectancy that any of the officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the officers of the Company and the Managing Member with respect to a corporate opportunity that was offered to such person solely in his or her capacity as an officer or Managing Member of the Company and (a) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (b) the officer or Managing Member is permitted to refer that opportunity to the Company without violating any legal obligation.

Article IX.
TRANSFERS OF UNITS
Section 9.1    Restrictions on Transfer. No Member shall Transfer all or any portion of its Units without the prior written consent of the Managing Member, other than in connection with any Exchange. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of PubCo. If, notwithstanding the provisions of this Section 9.1, all or any portion of a Member’s Units are Transferred by such Member in violation of this Section 9.1, involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other Parties under this LLC Agreement, the transferee of such Units (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member under this LLC Agreement, and the Member transferor will continue to be bound by all obligations under this LLC Agreement. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1 shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever.
Section 9.2    Restrictions on Ownership. At no time shall more than twenty five percent (25%) of the voting interest of the Company be owned or controlled by persons who are not “citizens of the United States” (as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended) (“Non-Citizens”). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any equity interests of the Company, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Company remains a “citizen of the United States,” as defined immediately above.
Article X.
ACCOUNTING
Section 10.1    Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which complete and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered by the Managing Member which shall be the same system of accounting established and administered by PubCo.
Section 10.2    Tax Elections. The Company Representative shall cause the Company and any eligible Subsidiary to make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any analogous provision of any applicable state, local or non-U.S. Law) for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs, shall not thereafter revoke any such election. Except as otherwise provided in this LLC Agreement, the Company shall make any other election the Company Representative may deem appropriate and in the best interests of the Company.
Section 10.3    Tax Returns; Information.
(a)    The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Taxable Year reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Taxable Year for U.S. federal, and applicable state and local, income tax reporting purposes at least ten (10) days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (whichever is earlier). As promptly as reasonably practicable following the end of each Taxable Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Taxable Year (i) an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Taxable Year, and (ii) in no event later than thirty (30) days prior to the individual or corporate filing deadline (with extensions) for U.S. federal income taxes for calendar year filers (whichever is earlier), a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Taxable Year. The Company shall use commercially reasonable efforts to furnish to each Member and former Member, as soon as reasonably practicable after an applicable request, all information relating to the Company and in the Company’s possession reasonably requested by such Member and that is reasonably necessary for such Member to prepare and file its own tax returns and pay its own taxes or make distributions to its members in order for them to pay their taxes (including copies of the Company’s federal, state and local income tax returns). Each Member and former Member shall furnish to the Company all pertinent information in its possession that is reasonably necessary to enable the Company’s tax returns to be prepared and filed. Each Member further agrees (including with respect to the Taxable Year that such Member becomes a former Member) that such Member shall notify the Company and consult with the Company regarding a position on its tax return in the event such Member intends to file its tax returns in a manner that is inconsistent with the Schedule K-1 or other statements furnished by the Company to such Member for purposes of preparing tax returns.
(b)    In addition to each Member’s rights to information pursuant to and in accordance with Section 18-305 of the Act, each Member shall be entitled to examine, either directly or through its representatives, the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Managing Member shall reasonably approve during normal business hours for any purpose reasonably related to such Member’s interest as a Member of the Company with the information to which such Member shall be entitled about the Company or any of its Subsidiaries being the same information to which a stockholder of a Delaware corporation would have with respect to such corporation; provided that, in any event, the Managing Member has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Act.
Section 10.4    Company Representative.
(a)    PubCo is hereby designated as the Company Representative. In addition, PubCo is hereby authorized to designate or remove any other Person selected by PubCo as the Company Representative; provided that all actions taken by the Company Representative pursuant to this Section 10.4 shall be subject to the overall oversight and authority of the Board. For each Taxable Year in which the Company Representative is an entity, the Company shall appoint the “designated individual” identified by the Company Representative and approved by the Board to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other IRS or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations, including removing any Person designated as the Company Representative (including any “designated individual”) prior to the date of this LLC Agreement.
(b)    Subject to this Section 10.4, the Company Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Subject to the provisions of Section 10.4(d), the Company Representative will have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) (i) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority or (ii) will make an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”); provided, that the Company Representative shall obtain the prior written consent of the holders of a majority of the then issued and outstanding MIP LLC Profits Interests (which consent shall not be unreasonably withheld, delayed or conditioned) and a majority of the then issued and outstanding MIP RI LLC equity interests (which consent shall not be unreasonably withheld, delayed or conditioned) before taking any material action under the BBA Rules that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on MIP LLC or MIP RI LLC.
(c)    The Company Representative is authorized, to the extent permissible under applicable Law, to cause the Company to pay any imputed underpayment of taxes and any related interest, penalties and additions to tax determined in accordance with Code Section 6225 that may from time to time be required to be made under Code Section 6232 and to pay any similar amounts arising under state, local, or foreign tax Laws (together, “Imputed Tax Underpayments”). Imputed Tax Underpayments also shall include any imputed underpayment within the meaning of Code Section 6225 (any similar amounts arising under state, local, or foreign tax Laws) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract. To the extent permissible under applicable Law, the Company Representative may cause the Company to allocate the amount of any Imputed Tax Underpayment among the Members (including any former Members) in an equitable manner, taking into account, among other factors, the magnitude of the Imputed Tax Underpayment, the nature of the tax items that are the subject of the adjustment giving rise to the Imputed Tax Underpayment, the classification of the Members for U.S. federal income tax purposes, and the Persons who received (and the proportions in which they received) the benefits of the activities that gave rise to that Imputed Tax Underpayment. To the extent that the Company Representative elects to cause the Company to pay an Imputed Tax Underpayment, the Company Representative shall use commercially reasonable efforts to pursue available procedures under applicable Law to reduce such Imputed Tax Underpayment on account of its Members’ (or any of the Members’ direct or indirect beneficial owners’) tax status, with any corresponding reduction being credited to the applicable Member for purposes of allocating such Imputed Tax Underpayment among the relevant Members or former Members to the extent relevant.
(d)    Without limiting the foregoing, the Company Representative shall give prompt written notice to MIP LLC or MIP RI LLC, as applicable, of the commencement of any income tax Audit of the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on MIP LLC or MIP RI LLC (any such Audit, a “Specified Audit”). The Company Representative shall (i) keep MIP LLC or MIP RI LLC, as applicable, reasonably informed of the material developments and status of any such Specified Audit, (ii) permit MIP LLC (or its designee) or MIP RI LLC (or its designee), as applicable, to participate (including using separate counsel), in each case at MIP LLC’s or MIP RI LLC’s, as applicable, sole cost and expense, in any such Specified Audit to the extent such Specified Audit would reasonably be expected to affect MIP LLC or its owners or MIP RI LLC or its owners, as applicable, and (iii) promptly notify MIP LLC or MIP RI LLC, as applicable, of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Company Representative or the Company shall promptly provide MIP LLC or MIP RI LLC, as applicable, with copies of all material correspondence between the Company Representative or the Company (as applicable) and any Governmental Entity in connection with such Specified Audit and shall give MIP LLC or MIP RI LLC, as applicable, a reasonable opportunity to review and comment on any material, non-ministerial correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. The Company Representative shall not (and the Company shall not (and shall not authorize the Company Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on MIP LLC without MIP LLC’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) or on MIP RI LLC without MIP RI LLC’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The obligations of the Company and the Company Representative under this Section 10.4(d) with respect to any Specified Audit affecting MIP LLC or MIP RI LLC, as applicable, as a result of its prior ownership of Units shall continue after MIP LLC or MIP RI LLC, as applicable Transfers any or all of such Units.
(e)    If the Company Representative causes the Company to make a Push-Out Election, each Member who was a Member of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Code Section 6225(d)(1) or similar concept under applicable state, local, or non-U.S. Law), shall take any adjustment to income, gain, loss, deduction, credit or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. Law) into account as provided for in Code Section 6226(b) (or similar concept under applicable state, local, or non-U.S. Law). The Company shall consult in good faith with MIP LLC or MIP RI LLC, as applicable, with respect to any material tax election with respect to the Company that could reasonably be expected to have a disproportionate adverse effect on MIP LLC or MIP RI LLC.
(f)    Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including, for the avoidance of doubt, any “designated individual”) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4, absent willful breach, bad faith, gross negligence or willful misconduct on the part of the Company Representative or any “designated individual”. Nothing in this LLC Agreement will be construed to restrict the Company or the Company Representative from engaging an accounting firm or legal counsel to assist the Company Representative in discharging its duties under this LLC Agreement.
(g)    Each Member agrees to cooperate in good faith with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to this Section 10.4, including timely providing any information reasonably necessary or advisable for the Company Representative to comply with its obligations under Section 10.4(c), that is or are reasonably necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly) or to make any election permitted by this LLC Agreement and the Code or other relevant tax Law unless such Member is restricted from providing such information under any applicable Law or contract. Each Member acknowledges that any action taken by the Company Representative in its capacity as such may be binding upon such Members and that such Member shall not independently act with respect to Audits affecting the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this LLC Agreement, no provision of this LLC Agreement shall require, or give any Person the right to require, PubCo, MIP LLC or MIP RI LLC to file any amended tax return.
(h)    This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.
Section 10.5    Withholding Tax Payments and Obligations.
(a)    If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any Imputed Tax Underpayments allocated to a Member in accordance with Section 10.4, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member shall cause the Company to withhold such amounts and cause the Company to make such tax payments as so required, and each Member hereby authorizes the Company to do so; provided, the Company and

Managing Member shall use commercially reasonable efforts to cooperate in good faith with MIP LLC and MIP RI LLC to minimize, to the extent permissible under applicable Law, the amount of any such withholding which relates to MIP LLC and MIP RI LLC. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding Tax Distribution or Tax Distributions and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this LLC Agreement; provided, that if a Tax Advance is made on behalf of a former Member, then such former Member shall indemnify and hold harmless the Company for the entire amount of such Tax Advance. For all purposes of this LLC Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance and (if applicable) as having paid such Tax Advance to the relevant taxing jurisdiction. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual Tax Distributions that would have otherwise been made to such Member during the fifteen (15) months following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset Tax Distributions pursuant to this Section 10.5); provided, that such indemnification obligation shall be the several obligation of such Member and shall not be treated as Capital Contributions. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.4(c)), in each case as reasonably determined by the Company Representative.
(b)    With respect to any withholding obligation of the Company that arises as a result of a Unit held by MIP RI LLC becoming a Vested Unit, the Company shall use commercially reasonable efforts to provide the applicable Participant (as such term is defined in the Wheels Up Partners Holdings LLC Equity Incentive Plan, as amended from time to time, (the “Equity Incentive Plan”)) with timely notice of such withholding obligation and shall cooperate in good faith with such Participant to permit the Participant to make a payment in satisfaction of such withholding obligation no later than the date on which any amounts must be withheld. If, after the Company makes a good faith effort to cooperate with the Participant regarding the payment in satisfaction of the withholding obligation, such Participant has not made a timely and complete payment in satisfaction of such withholding obligation, then the Company may redeem a portion of the Units giving rise to the withholding obligation in an amount sufficient to cover the withholding obligation, at a price equal to the Cash Exchange Payment that the Participant would have received if it had Exchanged such Units, assuming that (i) a Cash Election were made with respect to such Exchange and (ii) the Exchange Notice Date were the date on which the Units became Vested. This Section 10.5(b) is intended to be interpreted consistently with Section 10 of the Equity Incentive Plan.
(c)    This Section 10.5 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Article XI.
DISSOLUTION
Section 11.1    Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):
(a)    the determination of the Managing Member to dissolve the Company, with the written consent of the holders of a majority of the MIP LLC Profits Interests then outstanding and the written consent of the holders of a majority of the MIP RI LLC equity interests then outstanding;
(b)    the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this LLC Agreement or the Act; and
(c)    the entry of a decree of judicial dissolution under Section 18–802 of the Act.
The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. In the event of a dissolution pursuant to Section 11.1, the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more Members and subject to compliance with applicable Laws, unless, with respect to any class of Units, holders of at least seventy-five percent (75%) of the Units of such class consent in writing to a treatment other than as described above.
Section 11.2    Procedure.
(a)    In the event of the dissolution of the Company for any reason, the Managing Member (or in the event that there is no Managing Member or the Managing Member is in bankruptcy, any Person selected by the majority of Members) shall commence to wind up the affairs of the Company and, subject to Section 11.3(a), the Managing Member shall have full right to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as immediately prior to the Liquidating Event. The Company shall engage in no further business except as may be necessary to preserve the value of the Company’s assets during the period of dissolution and liquidation.
(b)    Following the allocation of all Profits and Losses as provided in Article V, the net proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:
(i)    First, to the payment and discharge of all expenses of liquidation and discharge of all of the Company’s Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act;
(ii)    Second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 11.2(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and
(iii)    Third, the balance to the Members in accordance with Section 6.1(a).
(c)    Except as provided in Section 11.3(b), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.
(d)    Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.
(e)    Prior to the distribution of the proceeds of the liquidation and any other funds of the Company in liquidation, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution, and a final allocation of all items of income, gain, loss, deduction and credit in accordance with Article V shall be made in such a manner that, immediately before distribution of assets pursuant to Section 11.2(b)(iii), the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would so be distributed to such Member (and any non-cash assets to be distributed will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which resulting hypothetical gain or loss shall be allocated to the Members’ Capital Accounts in accordance with the requirements of Treasury Regulation Section 1.704-1(b) and other applicable provisions of the Code and this LLC Agreement).
Section 11.3    Rights of Members.
(a)    Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.
(b)    Except as otherwise provided in this LLC Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except with respect to the Distribution Catch-Up Payment as provided in Section 6.1(a). The right to a return of Capital Contributions shall be solely to the extent set forth in this LLC Agreement.
Section 11.4    Notices of Dissolution. In the event a Liquidating Event occurs, the Company shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the

Members and to all other parties with whom the Company regularly conducts business (as reasonably determined by the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.
Section 11.5    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.
Section 11.6    No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.
Article XII.
GENERAL
Section 12.1    Amendments; Waivers.
(a)    Except as otherwise provided in this LLC Agreement, the terms and provisions of this LLC Agreement may be altered, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member; provided, that no alteration, modification or amendment shall be effective until written notice has been provided to the Members, and, for the avoidance of doubt, any Member, shall have the right to file an Exchange Notice prior to the effectiveness of such alteration, modification or amendment with respect to all of such Member’s remaining Vested Units; provided, further, that no amendment to this LLC Agreement may (t) disproportionately and adversely affect a Member or remove a right or privilege granted to a Member, without such Member’s prior written consent (provided that the creation or issuance of any new Unit or Equity Security of the Company permitted pursuant to Section 4.1 and Section 4.3 and any amendments or modifications to this LLC Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Member or remove a right or privilege specifically granted to a Member in any event); (u) modify the limited liability of any Member, or increase the Liabilities of any Member, in each case, without the prior written consent of each such affected Member; (v) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of each such affected Member; (w) alter or change any rights, preferences or privileges of the PI Units or EO Units in a material and adverse manner, without the prior written consent of the holders of a majority of the MIP LLC Profits Interests then outstanding; (x) amend or modify the rights of MIP LLC without the approval of MIP LLC; (y) alter or change any rights, preferences or privileges of the EO Units in a material and adverse manner, without the prior written consent of the holders of a majority of the MIP RI LLC equity interests then outstanding; or (z) amend or modify the rights of MIP RI LLC without the approval of MIP RI LLC; provided, further, that no amendment to Section 4.3 of this LLC Agreement and no amendment that permits the issuance of additional Common Units, PI Units or Equity Securities of the Company (other than as expressly contemplated by this Agreement) may be made without the consent of a majority of the independent members of the Board.

(b)    Notwithstanding the foregoing clause (a), the Managing Member, acting alone, may amend this LLC Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Units, the issuance of additional Units, in each case in accordance with the terms of this LLC Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in accordance with Section 4.1(h) and (ii) as necessary, and solely to the extent necessary, based on the reasonable written advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
(c)    No waiver of any provision or default under, nor consent to any exception to, the terms of this LLC Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
Section 12.2    Further Assurances. Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be reasonably required to carry out the provisions of this LLC Agreement. The consummation of Transfers, Exchanges and issuances of Equity Securities pursuant to this LLC Agreement shall be subject to, and conditioned on, the completion of any required regulatory filings with any applicable Governmental Entity (or the termination or expiration of any waiting period in connection therewith), including the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the extent required in connection with such Transfer, Exchange or issuance. The Members shall reasonably cooperate in connection with any such filing.
Section 12.3    Successors and Assigns. All of the terms and provisions of this LLC Agreement shall be binding upon the Parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms of this LLC Agreement. No Party may assign its rights under this LLC Agreement except as permitted pursuant to this LLC Agreement.
Section 12.4    Entire Agreement. This LLC Agreement, together with all Exhibits and Schedules to this LLC Agreement, the Merger Agreement, the Registration Rights Agreement and all other Ancillary Agreements (as such term is defined in the Merger Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements between the Parties in connection with such subject matter except as set forth in this LLC Agreement and therein.
Section 12.5    Rights of Members Independent. The rights available to the Members under this LLC Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.
Section 12.6    Governing Law; Waiver of Jury Trial; Jurisdiction. This LLC Agreement, and all claims or causes of action based upon, arising out of, or related to this LLC Agreement or the matters contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this LLC Agreement or the matters contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this LLC Agreement or the matters contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.6. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LLC AGREEMENT AND THE MATTERS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LLC AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY.
Section 12.7    Headings. The headings in this LLC Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this LLC Agreement.
Section 12.8    Counterparts; Electronic Delivery. This LLC Agreement and any amendments thereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No Party shall raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
Section 12.9    Notices. All notices and other communications provided for in this LLC Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when sent by email (excluding any delivery that results in an automated reply, such as an out-of-office notification), addressed as follows:
If to the Company or the Managing Member:
Wheels Up Partners Holdings LLC
601 West 26th Street, Suite 900
New York, New York 10001
Attn:    Jason Horowitz, Chief Business Officer
Laura Heltebran, Chief Legal Officer
Email:    jhorowitz@wheelsup.com
laura.heltebran@wheelsup.com
With copies to:
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019
Attention:    Thomas Yadlon
John Geelan
Email:    thomas.yadlon@arnoldporter.com
john.geelan@arnoldporter.com
Section 12.10    Severability. If any provision of this LLC Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this LLC Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this LLC Agreement, they shall take any actions necessary to render the remaining provisions of this LLC Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this LLC Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 12.11    No Third Party Beneficiaries. Except as provided in Section 7.4 and Section 10.3(a), and for the rights of the holders of the MIP LLC Profits Interests and the MIP RI LLC equity interest holders to approve any matter expressly set forth herein, this LLC Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this LLC Agreement.
[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Seventh Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

WHEELS UP PARTNERS HOLDINGS LLC

By:	/s/ Kenneth Dichter
Name:	Kenneth Dichter
Title:	Chief Executive Officer

MANAGING MEMBER AND SOLE MEMBER:

WHEELS UP EXPERIENCE INC.

By:	/s/ Kenneth Dichter
Name:	Kenneth Dichter
Title:	Chief Executive Officer
[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement of Wheels Up Partners Holdings LLC]

MEMBER:

WHEELS UP BLOCKER SUB LLC

By:	/s/ Eric Jacobs
Name:	Eric Jacobs
Title:	Chief Financial Officer

MEMBER:

WHEELS UP MIP LLC

By:	/s/ Eric Jacobs
Name:	Eric Jacobs
Title:	Chief Financial Officer

MEMBER:

WHEELS UP MIP RI LLC

By:	/s/ Eric Jacobs

Name:	Eric Jacobs
Title:	Chief Financial Officer
[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement of Wheels Up Partners Holdings LLC]

Schedule A
HURDLE AMOUNTS

PI Unit Series	Hurdle Amount
Series 1, 2, 2A	2.18
Series 3	2.97
Series 4	5.49
Series 5	6.50
Series 6, 7	7.04
Series 8, 9, 10	7.56
Series 11	8.38
Series 12	8.69

Exhibit A
MEMBERS

Name	Effective Time Common Units	Effective Time PI Units	Effective Time EO Units	Address
Wheels Up Experience Inc.	167,923,185			601 West 26th Street New York, New York 10001
Wheels Up Blocker Sub LLC	77,289,569			601 West 26th Street New York, New York 10001
Wheels Up MIP LLC		29,042,360 (see below for Series and Hurdle Amounts)	1,289,258	601 West 26th Street New York, New York 10001
Wheels Up MIP RI LLC			206,981	601 West 26th Street New York, New York 10001
Effective Time PI Units by Series, with corresponding Hurdle Amount:

PI Unit Series	Hurdle Amount	Number of Effective Time PI Units
Series 1, 2, 2A	2.18	3,629,003
Series 3	2.97	677,905
Series 4	5.49	3,032,822
Series 5	6.50	5,415,891
Series 6, 7	7.04	6,296,813
Series 8, 9, 10	7.56	8,431,505
Series 11	8.38	1,374,265
Series 12	8.69	184,156

Exhibit B
OFFICERS

Kenny Dichter	Chief Executive Officer
Eric Jacobs	Chief Financial Officer
Thomas W. Bergeson	Chief Operating Officer
Lee Applbaum	Chief Marketing Officer
Vinayak Hegde	Chief Marketplace Officer
Laura Heltebran	Chief Legal Officer and Secretary
Jason Horowitz	Chief Business Officer
Francesca Molinari	Chief People Officer